Exhibit 99.1

Mark A. Edmunds Elected to FedEx Board of Directors

MEMPHIS, Tenn. – June 8, 2026 – FedEx Corp. (NYSE: FDX, “FedEx”) announced today that Mark A. Edmunds has been elected to the FedEx Board of Directors.

Mr. Edmunds is a retired vice chairman and senior partner of Deloitte. During his 38-year tenure at Deloitte, he also served as the U.S. leader of Energy/Utilities, West Region managing partner, and on the U.S. Board of Directors, including service on the finance and global committees. His primary industry focus was energy, utilities, and renewables throughout his career, including a short sabbatical from the firm to serve the Independent Petroleum Association of America in Washington, D.C.

Additionally, Mr. Edmunds has significant public company board experience. He is currently a member of Westrock Coffee’s board of directors and previously served as a director for Chesapeake Energy from 2018 to 2021.

“We are excited to have Mark join the FedEx Corporation Board of Directors,” R. Brad Martin, executive chairman of the FedEx Board. “His extensive background advising top-tier multinational organizations and his proven track record in financial and strategic governance will make him a vital asset to our board and our ongoing enterprise initiatives.”

Mr. Edmunds will serve as Chair of the Audit and Finance Committee and a member of the Cyber and Technology Oversight Committee.

About FedEx Corp.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce, and business services. The company offers integrated business solutions utilizing its flexible, efficient, and intelligent global network. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its employees to remain focused on safety, the highest ethical and professional standards, and the needs of their customers and communities. FedEx is committed to connecting people and possibilities around the world responsibly and resourcefully, with a goal to achieve carbon-neutral operations by 2040. To learn more, please visit fedex.com/about.

FedEx Corp. Media Contact:

Caitlin Adams Maier

mediarelations@fedex.com

FedEx Corp. Investor Relations Contact:

Jeni Hollander

ir@fedex.com

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